Exhibit 99.1

First Virtual Communications Announces Third Quarter Results
October 28, 2003

Press Release

CONTACT:
Truman Cole
Chief Financial Officer
650-801-6500
tcole@fvc.com

First Virtual Communications Announces Third Quarter Results

     Redwood City, California — October 28, 2003 - First Virtual Communications, Inc. (Nasdaq: FVCX), a premier provider of rich media web conferencing and collaboration solutions, today announced that revenue for the quarter ended September 30, 2003 was $5.4 million and the net loss for the quarter was $2.0 million or $0.24 per share.

Compared to the third quarter of 2002, revenue declined by $763,000, primarily the result of lower sales of the Company’s discontinued legacy ATM products, offset in part by increased revenue from the Company’s family of Click to Meet rich media web conferencing products. The loss was substantially lower than the $3.6 million, or $0.45 per share, loss reported in the same quarter of last year primarily due to an improvement in gross margins and a reduction in operating expenses, offset in part by the lower revenue. The per share figures have been adjusted to reflect the 1:5 reverse split of common stock implemented by the Company on June 30, 2003.

“Despite the fact that our revenue did not grow during the quarter, we constrained our spending and executed extremely well in managing our accounts receivable,” said Jonathan Morgan, President and Chief Executive Officer. “As a result, our balance of cash, cash equivalents and short-term investments increased by more than $400,000 in the quarter.”

On September 12, 2003, the Company announced that it had been notified by Nasdaq that it did not meet the $2.5 million minimum stockholders’ equity requirement for continued listing on the Nasdaq SmallCap market. The Company met with Nasdaq on October 16, 2003 and advised them of the Company’s ongoing efforts to increase stockholders’ equity, which was $461,000 on September 30, 2003. In early October, the Company’s stockholders’ equity increased by $1.5 million as the result of a previously announced equity investment by Net One Systems, an existing stockholder and the Company’s exclusive distributor in Japan.

First Virtual Communications Announces Third Quarter Results
October 28, 2003

In addition, on September 30, 2003, the Company engaged Roth Capital Partners to act as its exclusive financial advisor and placement agent in connection with a proposed private placement of securities. The Company expects to complete the financing before the end of 2003.

Management will discuss the Company’s third quarter financial results during its quarterly conference call for investors at 5:00pm EST today. To participate, call (800) 299-7098 for domestic callers or (617) 801-9715 for international callers, pass-code 56346980, at least five minutes before the start of the call. A live simulcast and replay will be available through First Virtual Communications web site at www.fvc.com. If you are unable to participate today, a replay will be available through November 4, 2003 by dialing (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, pass-code 13123987.

About First Virtual Communications
First Virtual Communications is a premier provider of rich media web conferencing and communications solutions. The Company’s award-winning Click to Meet™ product line is enterprise-class software that enables corporate, education, healthcare and government customers worldwide to present, share, sell, train and collaborate. Click to Meet integrates the user’s choice of data, audio and multipoint interactive video into existing work environments and into everyday communication tools such as instant messaging, web browsing and e-mail. Click to Meet software solutions are widely deployed in over 1,500 customer locations and excel in challenging environments such as military intelligence, emergency response, disaster recovery, corporate training and geographically dispersed tele-working locations, among others. Headquartered in Redwood City, California, First Virtual Communications has operations in France, United Kingdom, Japan and China. More information about First Virtual Communications can be found at www.fvc.com or by calling 1-800-728-6337 or +1-650-801-6500 outside North America.

Cautionary Statement
Except for the historical information contained herein, this news release contains forward-looking statements, including, without limitation, statements containing the words, “believes,” “anticipates,” “expects” and words of similar import. Such forward-looking statements have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of First Virtual Communications, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the continued listing of the Company’s securities on The Nasdaq SmallCap Market, the Company’s ability to raise additional capital by the end of the year or at all, and the reduced liquidity of its capital stock if its securities are de-listed from The Nasdaq SmallCap Market, the success of and timely release of Click to Meet™ products, the increase in sales of the Company’s Click to Meet™ and Conference Server products, First Virtual Communications’ variability of operating results, market acceptance of web conferencing technology, potential inability to maintain business relationships with integrators, distributors and suppliers, rapid technological changes, competition and consolidation in the web conferencing industry, the importance of attracting and retaining personnel, and other risk factors referenced in First Virtual Communications’ public filings with the Securities and Exchange Commission, including the Company’s report on Form 10-Q for the three month period ended June 30, 2003.

All trademarks are recognized.

- Financial Tables Follow -

First Virtual Communications Announces Third Quarter Results
October 28, 2003

First Virtual Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$6,487	$8,352
Short-term investments	86	83
Accounts receivable	2,408	4,080
Inventory	—	613
Prepaids and other current assets	992	406

Total current assets	9,973	13,534
Property and equipment, net	1,109	2,197
Other assets	776	293
Intangible assets, net	3,374	3,736

	$15,232	$19,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,404	1,192
Current portion of long-term debt	1,000	—
Accrued liabilities	6,015	5,139
Deferred revenue	4,602	6,656

Total current liabilities	13,021	12,987
Long-term debt, net of current portion	1,750	—
Stockholders’ equity:
Common stock	40	40
Additional paid-in capital	119,331	118,531
Accumulated other comprehensive income (loss)	(310)	(210)
Accumulated deficit	(118,600)	(111,588)

Total stockholders’ equity	461	6,773

	$15,232	$19,760

First Virtual Communications Announces Third Quarter Results
October 28, 2003

First Virtual Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data; unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenue	$5,374	$6,137	$16,645	$19,382
Cost of revenue	936	2,039	2,758	7,040

Gross profit	4,438	4,098	13,887	12,342

Operating expense:
Research and development	2,043	2,346	6,925	7,534
Sales and marketing	2,863	2,618	8,234	6,908
General and administrative	1,472	2,784	4,842	7,845
Other non-recurring charges	—	—	838	—

Total operating expense	6,378	7,748	20,839	22,287

Operating loss	(1,940)	(3,650)	(6,952)	(9,945)
Other income (expense), net	(52)	40	(59)	132
Minority interest in consolidated subsidiary	—	(17)	—	—

Net loss	$(1,992)	$(3,627)	$(7,011)	$(9,813)

Basic and diluted net loss per share	$(0.24)	$(0.45)	$(0.86)	$(1.31)
Shares used in computing basic and diluted net loss per share	8,136	8,055	8,112	7,497